Exhibit 99.1
For Immediate Release

First Interstate BancSystem, Inc. Reports Second Quarter Earnings

Billings, MT - July 30, 2019 - First Interstate BancSystem, Inc. (NASDAQ: FIBK) today reported financial results for the second quarter of 2019. For the quarter, the Company reported net income of $37.9 million, or $0.59 per share, which compares to net income of $41.6 million, or $0.69 per share, for the first quarter of 2019, and $41.7 million, or $0.74 per share, for the second quarter of 2018.

First and second quarter 2019 earnings included acquisition costs related to the acquisitions of Northwest Bancorporation, Inc. (“Northwest”), the parent company of Inland Northwest Bank (“INB”), acquired on August 16, 2018, Idaho Independent Bank (“IIBK”), acquired on April 8, 2019, and Community First Bank (“CMYF”), acquired on April 8, 2019. The aforementioned acquisition costs negatively impacted earnings by $0.16 and $0.03 per common share for the second quarter of 2019 and the first quarter of 2019, respectively. There were no acquisition costs during the second quarter of 2018. Additionally, the second quarter of 2019 payment services revenues were reduced as a result of the Durbin Amendment when compared to the second quarter of 2018.

HIGHLIGHTS

•
Net interest margin ratio, on a fully taxable equivalent basis, increased to 4.08%, for the second quarter of 2019, a four basis point increase from the prior quarter and a 21 basis point increase from the second quarter of 2018.

•	Organic loan growth was 7.2% annualized for the second quarter of 2019.

•	Non-performing assets as a percentage of total assets decreased to 0.51%, compared to 0.54% during the first quarter of 2019 and 0.74% during the second quarter of 2018.

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Criticized assets include $26.8 million related to the acquisitions of IIBK and CMYF. Excluding the increase related to the acquisitions, criticized assets declined $15.3 million, or 4.33% of average loans, as of the second quarter of 2019 compared to 4.75%, as of the first quarter of 2019.

•	Net charge offs of $2.0 million, or 0.09% of average loans, as of the second quarter of 2019, compared to $4.3 million, or 0.21% of average loans, as of the first quarter of 2019.

•
Mortgage banking revenues increased 55.6% to $8.4 million, for the second quarter of 2019, compared to $5.4 million for the first quarter of 2019, and increased 16.7%, from $7.2 million, compared to the second quarter of 2018.

•	Successful close and system conversions of IIBK and CMFY during the second quarter of 2019.

“Our second quarter results were highlighted by the initial positive impact from our recent acquisitions of Idaho Independent Bank and Community 1st Bank, as well as a higher level of loan production across most of our markets,” said Kevin P. Riley, President and Chief Executive Officer of First Interstate BancSystem, Inc. “We generated 7.2% annualized loan growth on an organic basis in the second quarter, driven by solid growth in our commercial, consumer and agricultural portfolios. We also had a very strong quarter in our mortgage banking business, as our larger market footprint helped us to capitalize on the pick-up in demand we saw due to the decline in mortgage rates. Our loan pipeline remains healthy and we expect to continue to see positive trends in revenue generation over the second half of the year. Combined with the cost savings we expect to get in the second half of the year from the integration of our recent acquisitions, we anticipate delivering a higher level of profitability going forward.”

DIVIDEND DECLARATION

On July 29, 2019, the Company’s board of directors declared a dividend of $0.31 per common share, payable on August 21, 2019, to common stockholders of record as of August 8, 2019. The dividend equates to a 3.11% annualized yield based on the $39.92 per share average closing price of the Company’s common stock as reported on NASDAQ during the second quarter of 2019.

ACQUISITIONS

On October 11, 2018, the Company entered into a definitive agreement to acquire all of the outstanding stock of IIBK, a community bank headquartered in Coeur d' Alene, Idaho with 11 banking offices across Idaho. The acquisition was completed on April 8, 2019, and conversion of the data processing systems occurred on June 7, 2019. Consideration for the acquisition was $157.3 million, consisting of the issuance of 3.871 million shares of the Company's Class A common stock valued at $40.64 per share, the closing price of the Company's Class A common stock as quoted on the NASDAQ stock market on the acquisition date. Holders of each share of IIBK common stock received 0.50 shares of First Interstate Class A common stock for each share of IIBK common stock.

On October 11, 2018, the Company also entered into a definitive agreement to acquire all of the outstanding stock of CMYF, a community bank headquartered in Post Falls, Idaho with three banking offices in North Idaho. The acquisition was completed on April 8, 2019, and conversion of the data processing systems occurred on June 7, 2019. Consideration for the acquisition was $18.8 million, consisting of the issuance of 0.463 million shares of the Company's Class A common stock valued at $40.64 per share, the closing price of the Company's Class A common stock as quoted on the NASDAQ stock market on the acquisition date. Holders of each share of CMYF common stock received 0.3784 shares of First Interstate Class A common stock for each share of CMYF common stock.

NET INTEREST INCOME

The Company’s net interest income increased $9.3 million, or 8.0%, to $125.3 million during the second quarter of 2019, compared to $116.0 million during the first quarter of 2019, primarily as a result of organic growth and the impact of the IIBK and CMYF acquisitions. Net interest income increased $21.5 million, or 20.7%, from $103.8 million during the second quarter of 2018, primarily as a result of an expansion in our net interest margin and the impact of the INB, IIBK, and CMYF acquisitions.

Net interest income was positively impacted this quarter by the recovery of previously charged-off interest of $1.5 million compared to previously charged-off interest of $0.9 million during the first quarter of 2019 and $1.9 million during the second quarter of 2018.

Interest accretion attributable to the fair valuation of acquired loans contributed $5.2 million to net interest income during the second quarter of 2019, of which approximately $2.6 million was related to early payoffs. This compares to interest accretion of $3.9 million in net interest income during the first quarter of 2019, of which approximately $1.7 million was related to early payoffs, and interest accretion of $2.9 million in net interest income during the second quarter of 2018, of which approximately $1.1 million was related to early payoffs.

The Company’s net interest margin ratio was 4.08% for the second quarter of 2019, four basis point higher than the 4.04% during the first quarter of 2019. Compared to the second quarter of 2018, net interest margin expanded 21 basis points, from 3.87%, due primarily to the result of higher yields on higher levels of earning assets. Exclusive of the impact of the recovery of charged-off interest and the impact of interest accretion on acquired loans of an aggregate of $5.2 million, $3.9 million, and $2.9 million, respectively, the Company’s net interest margin ratio contracted one basis point to 3.86% during the second quarter of 2019, compared to 3.87% during the first quarter of 2019, and expanded 17 basis points compared to 3.69% during the second quarter of 2018.

PROVISION FOR LOAN LOSSES

The Company recorded a provision for loan losses of $3.8 million during the second quarter of 2019, compared to $3.7 million during the first quarter of 2019, and $2.9 million during the second quarter of 2018. Net charge offs were $2.0 million, or 0.09% of average loans, for the second quarter of 2019, compared to $4.3 million, or 0.21% of average loans, for the first quarter of 2019. Higher levels of the provision during the second quarter of 2019 were attributable to organic loan growth and an increase in loans migrating from the acquired loan portfolio to the originated loan portfolio due to renewals, refinancing, and restructure.

The Company’s allowance for loan losses as a percentage of period-end loans was 0.82%, 0.85%, and 0.96% at June 30, 2019, March 31, 2019 and June 30, 2018, respectively. The decrease in the percentage from June 30, 2018 is primarily a result of higher loan balances increased by the INB, IIBK, and CMYF acquired loans, which were recorded at fair value for INB and provisionally recorded at fair value for IIBK and CMYF in accordance with generally accepted accounting principles (“GAAP”), with no corresponding allowance for loan losses in purchase accounting. Coverage of non-performing loans was 160.61%, 138.70%, 98.28% at June 30, 2019, March 31, 2019 and June 30, 2018, respectively.

NON-INTEREST INCOME

Total non-interest income increased $4.9 million, or 14.2%, to $39.4 million during the second quarter of 2019, as compared to total non-interest income of $34.5 million during the first quarter of 2019, primarily as a result of seasonal increases in payment services revenue, higher mortgage banking revenue, and other income. Total non-interest income increased $1.8 million, or 4.8%, from $37.6 million during the second quarter of 2018, primarily as a result of increased mortgage banking revenue and other income, net of the Durbin Amendment impact.

Payment services revenues increased $1.1 million, or 11.7%, to $10.5 million during the second quarter of 2019, as compared to the $9.4 million earned during the first quarter of 2019, as a result of seasonally higher transaction volumes. Payment services revenues decreased $2.4 million, or 18.6%, during the second quarter of 2019, when compared to the $12.9 million earned during the second quarter of 2018, primarily as a result of a $3.6 million decrease in revenues during the second quarter of 2019 attributable to the Durbin Amendment. This rule, which limits the amount of interchange fees banks of our size may charge, impacted our Company beginning July 1, 2018. This decrease was offset by increases in debit card and credit card volume during the second quarter of 2019 as compared to the second quarter of 2018.

Mortgage banking revenues increased $3.0 million, or 55.6%, to $8.4 million during the second quarter of 2019, as compared to $5.4 million during the first quarter of 2019 and increased $1.2 million, or 16.7%, during the second quarter of 2019 from $7.2 million during the second quarter of 2018. These increases are due primarily to an increase in mortgage loan production. During the second quarter of 2019, loans originated for home purchases accounted for approximately 81.4% of loan production, as compared to 79.1% during the first quarter of 2019 and 80.0% during the second quarter of 2018.

Other income increased $0.8 million, or 18.6%, to $5.1 million during the second quarter of 2019, as compared to $4.3 million during the first quarter of 2019 and increased $2.5 million, or 96.2%, during the second quarter of 2019 from $2.6 million during the second quarter of 2018. The increases were primarily due to life insurance proceeds, net gains on the sale of fixed assets, and normal fluctuations in other income during the second quarter of 2019.

NON-INTEREST EXPENSE

Non-interest expense increased $18.3 million, or 19.5%, to $112.1 million during the second quarter of 2019, as compared to $93.8 million during the first quarter of 2019, primarily due to a quarter-over-quarter increase of $11.2 million in acquisition related expenses, in addition to higher operating costs related to the IIBK and CMYF acquisitions. Non-interest expense increased $27.2 million, or 32.0%, from $84.9 million during the second quarter of 2018, as a result of $13.5 million in acquisition related costs and higher operating costs related to the INB, IIBK, and CMYF acquisitions during 2019.

Acquisition related expenses for the second quarter of 2019 and the first quarter of 2019 were $13.5 million and $2.3 million, respectively. The after-tax impact of acquisition related expenses on earnings per share was $0.16 and $0.03 per share, respectively, for each of the quarterly periods. There were no acquisition costs during the second quarter of 2018.

The following table presents, for the periods indicated, acquisition related expenses.

	Quarter Ended
	Jun 30, 2019	Mar 31, 2019	Dec 31, 2018	Sep 30, 2018	Jun 30, 2018
Legal and professional fees	$0.4	$0.3	$1.1	$2.4	$—
Employee expenses	6.2	0.6	1.0	—	—
Technology conversion and contract terminations	6.4	0.8	4.6	0.5	—
Other	0.5	0.6	0.3	0.2	—
Total acquisition related expenses	$13.5	$2.3	$7.0	$3.1	$—

Exclusive of acquisition related expenses, non-interest expense was $98.6 million during the second quarter of 2019, as compared to $91.5 million during the first quarter of 2019, primarily attributable to increases in salaries and wages, amortization of core deposit intangibles, and other expenses. Exclusive of acquisition related expenses, non-interest expense during the second quarter of 2019 increased $13.7 million, compared to $84.9 million during the second quarter of 2018, with the increase primarily attributable to higher operating costs as a result of the INB, IIBK, and CMYF acquisitions.

Salary and wage expenses increased $4.3 million, or 11.9%, to $40.4 million during the second quarter of 2019, as compared to $36.1 million during the first quarter of 2019. This increase reflects an increase of $2.6 million in salaries related to the IIBK and CMYF acquisitions and the annual merit wage increase effective for the second quarter of 2019. Salaries and wage expenses increased $6.1 million, or 17.8%, from $34.3 million in the second quarter of 2018. The increase reflects higher levels of salary and wages as a result of the recent acquisitions.

Employee benefit expenses were stable at $14.0 million during the second quarter of 2019, when compared to the $14.4 million incurred during the first quarter of 2019, as higher costs related to the IIBK and CMYF acquisitions were offset by lower health insurance and payroll tax expenses. Employee benefit expenses increased $1.7 million, or 13.8%, from $12.3 million during the second quarter of 2018, primarily as a result of the recent acquisitions.

Occupancy and equipment expenses were $10.5 million during both the first and the second quarter of 2019, as higher costs related to the IIBK and CMYF acquisitions were offset by lower repair and maintenance costs. Occupancy and equipment expense increased $1.6 million, or 18.0%, during the second quarter of 2019 from $8.9 million during the second quarter of 2018. The increase in occupancy and equipment expense is primarily due to increases related to the recent acquisitions.

Core deposit intangible amortization expense increased $0.7 million, or 30.4%, to $3.0 million during the second quarter of 2019, as compared to $2.3 million during the first quarter of 2019. Core deposit intangible amortization expense increased $1.3 million, or 76.5%, during the second quarter of 2019 from $1.7 million during the second quarter of 2018. These increases are attributable to an additional $32.2 million of core deposit intangibles as a result of the INB, IIBK, and CMYF acquisitions.

Other expenses increased $2.4 million, or 8.5%, to $30.5 million during the second quarter of 2019, as compared to $28.1 million during the first quarter of 2019, primarily due to the acquisitions of IIBK and CMYF, as well as other normal fluctuations in operating expenses. Other expenses increased $2.7 million, or 9.7%, during the second quarter of 2019 from $27.8 million during the second quarter of 2018, primarily as a result of the recent acquisitions.

BALANCE SHEET

Total assets increased $916.4 million, or 6.8%, to $14,414.6 million from the first quarter of 2019 and $2,178.9 million from $12,235.7 million as of June 30, 2018 primarily as a result of the acquisitions of INB, IIBK, and CMYF and through organic growth.

Total loans increased $566.1 million, or 6.7%, to $9,059.3 million as of June 30, 2019, from $8,493.2 million as of March 31, 2019, due to $417.1 million attributable to the IIBK and CMYF acquisitions. Organic growth of $149.0 million was primarily in commercial, commercial real estate, agricultural, consumer, and agricultural real estate loans.

Total loans increased $1,300.6 million, or 16.8%, to $9,059.3 million as of June 30, 2019, from $7,758.7 million as of June 30, 2018, due to $1,130.2 million attributable to the INB, IIBK, and CMYF acquisitions.

Total real estate loans increased $338.6 million, or 5.8%, to $6,172.2 million as of June 30, 2019 compared to $5,833.6 million as of March 31, 2019. Exclusive of IIBK and CMYF acquired loans of $328.0 million, total real estate loans increased $10.6 million, or 0.2%. Within the real estate portfolio, commercial loans increased organically $58.5 million, or 1.8%, construction loans decreased organically $16.6 million, or 2.0%, residential loans decreased organically $46.4 million, or 3.0%, and agricultural loans increased organically $15.1 million, or 7.2%, as of June 30, 2019 compared to March 31, 2019.

Total real estate loans increased $939.3 million, or 17.9%, to $6,172.2 million as of June 30, 2019 compared to $5,232.9 million as of June 30, 2018 primarily due to INB, IIBK, and CMYF acquired loans of $820.0 million as well as organic growth of $119.3 million. Within the real estate portfolio, commercial loans increased organically $157.2 million, or 5.5%, construction loans increased organically $39.6 million, or 5.5%, residential loans decreased organically $86.1 million, or 5.8%, and agricultural loans increased organically $8.6 million, or 4.9%, as of June 30, 2019 compared to June 30, 2018.

Total consumer loans increased $29.0 million, or 2.8%, to $1,076.0 million as of June 30, 2019, from $1,047.0 million as of March 31, 2019. Exclusive of IIBK and CMYF acquired loans of $14.6 million, total consumer loans increased organically $14.4 million, or 1.4%. Within the consumer portfolio, indirect loans increased $17.4 million, or 2.2%, direct loans decreased $4.2 million, or 2.2%, and credit card loans increased $1.2 million, or 1.6%, as of June 30, 2019 compared to March 31, 2019.

Total consumer loans increased $20.8 million, or 2.0%, from $1,055.2 million, as of June 30, 2018. Exclusive of INB, IIBK, and CMYF acquired loans of $22.3 million, consumer loans decreased $1.5 million attributable to the direct portfolio.

Commercial loans increased $124.6 million, or 9.3%, to $1,466.7 million as of June 30, 2019, from $1,342.1 million as of March 31, 2019. Exclusive of IIBK and CMYF acquired loans of $61.4 million, commercial loans increased organically $63.2 million, or 4.7%.

Commercial loans increased $200.7 million, or 15.9%, from $1,266.0 million as of June 30, 2018. Exclusive of INB, IIBK, and CMYF acquired loans of $172.3 million, commercial loans increased organically $28.4 million, or 2.2%.

Agricultural loans increased $42.9 million, or 18.3%, to $277.6 million as of June 30, 2019, from $234.7 million as of March 31, 2019. Exclusive of IIBK and CMYF acquired loans of $12.6 million, agricultural loans increased organically $30.3 million, or 12.9%, mainly as a result of seasonal advances on operating lines. Agricultural loans increased $126.4 million, or 83.6% as of June 30, 2019, from $151.2 million as of June 30, 2018. Exclusive of INB, IIBK, and CMYF acquired loans of $114.3 million, agricultural loans increased organically $12.1 million, or 8.0%.

Mortgage loans held for sale increased $30.1 million, or 88.5%, to $64.1 million as of June 30, 2019, from $34.0 million as of March 31, 2019 and increased $13.8 million, or 27.4%, as of June 30, 2019, from $50.3 million as of June 30, 2018. The increases were primarily due to an increase in originations of mortgage loans held for sale.

Goodwill and intangible assets, excluding mortgage servicing rights, increased $90.5 million, to $719.4 million as of June 30, 2019, from $628.9 million as of March 31, 2019. The increase is attributable to provisional goodwill and core deposit intangibles acquired in the IIBK and CMYF acquisitions. Goodwill and intangible assets, excluding mortgage servicing rights, increased $200.2 million, from $519.2 million as of June 30, 2018, attributable to provisional goodwill and core deposit intangibles acquired in the INB, IIBK, and CMYF acquisitions offset by core deposit intangibles amortization expense.

Company owned life insurance increased $15.9 million, or 5.8%, to $291.7 million as of June 30, 2019, from $275.8 million as of March 31, 2019, attributable to the IIBK acquisition, and increased $29.0 million, or 11.0%, as of June 30, 2019, from $262.7 million as of June 30, 2018, attributable to the INB and IIBK acquisitions.

Premises and equipment increased $22.9 million, or 7.7%, to $321.1 million as of June 30, 2019, from $298.2 million as of March 31, 2019, attributable to the IIBK and CMYF acquisitions, and increased $87.4 million, or 37.4%, as of June 30, 2019, from $233.7 million as of June 30, 2018. The year-over-year increase was a result of $36.9 million of premises and equipment acquired from INB, IIBK, and CMYF, with the remaining $50.5 million, primarily related to the adoption of the updated leasing standard, ASU 2016-02, on January 1, 2019 offset by depreciation expense.

Other real estate owned increased $6.5 million, or 30.8%, to $27.6 million as of June 30, 2019, from $21.1 million as of March 31, 2019, primarily attributable to the addition of two legacy properties and one IIBK acquired property of $2.4 million during the 2019 period. Other real estate owned increased $12.7 million, or 85.2%, as of June 30, 2019, from $14.9 million as of June 30, 2018, primarily attributable to the addition of four legacy properties and INB and IIBK acquired other real estate owned of $3.0 million during the period which was offset by dispositions.

Other assets increased $22.4 million, or 12.4%, to $203.7 million as of June 30, 2019, from $181.3 million as of March 31, 2019. Exclusive of other assets of $8.5 million acquired from IIBK and CMYF, other assets increased $13.9 million, primarily due to an increase of $3.1 million in federal reserve stock and an increase of $9.3 million related to our interest rate swap contracts. Other assets increased $40.0 million, or 24.4%, as of June 30, 2019, from $163.7 million as of June 30, 2018. Exclusive of other assets of $27.9 million acquired from INB, IIBK, and CMYF, other assets increased $12.1 million, primarily due to an increase of $11.9 million related to our interest rate swap contracts.

Total deposits increased $675.2 million, or 6.2%, to $11,489.9 million as of June 30, 2019, from $10,814.7 million as of March 31, 2019. Exclusive of deposits of $706.7 million, acquired from IIBK and CMYF deposits decreased $31.5 million, or 0.3%, which is in-line with seasonal historical trends. Total deposits increased $1,544.4 million, from $9,945.5 million as of June 30, 2018. Exclusive of deposits of $1,403.0 million acquired from INB, IIBK, and CMYF, deposits grew organically $141.4 million, or 1.4%, compared to June 30, 2018.

Securities sold under repurchase agreements increased $14.1 million, or 2.1%, to $686.7 million as of June 30, 2019, from $672.6 million as of March 31, 2019. Exclusive of $30.4 million of securities sold under repurchase agreements acquired from IIBK, securities sold under repurchase agreements decreased $16.3 million. Securities sold under repurchase agreements increased $44.9 million, or 7.0%, as of June 30, 2019, from $641.8 million as of June 30, 2018. Exclusive of $30.4 million of securities sold under repurchase agreements acquired from IIBK, securities sold under repurchase agreements increased $14.5 million.

Other liabilities increased $15.4 million, or 9.0%, to $186.7 million as of June 30, 2019, from $171.3 million as of March 31, 2019. Exclusive of IIBK and CMYF acquired other liabilities of $19.6 million, other liabilities decreased $4.2 million due to normal fluctuations in accounts payable. Other liabilities increased $94.8 million, or 103.2%, as of June 30, 2019, from $91.9 million as of June 30, 2018. Exclusive of INB, IIBK, and CMYF acquired other liabilities of $27.7 million, other liabilities increased $67.1 million, primarily related to the adoption of the updated leasing standard, ASU 2016-02, on January 1, 2019.

The Company’s loan to deposit ratio was 78.8%, as of June 30, 2019, compared to 78.5% as of March 31, 2019 and up from 78.0% as of June 30, 2018.

The Company is considered to be “well-capitalized” as of June 30, 2019, having exceeded all regulatory capital adequacy requirements. During the second quarter of 2019, the Company paid common stock dividends of approximately $20.1 million, or $0.31 per share.

CREDIT QUALITY

As of June 30, 2019, non-performing assets increased $0.5 million, or 0.7%, to $73.8 million, compared to $73.3 million as of March 31, 2019, due to the addition of three OREO properties. Non-accrual loans decreased $4.1 million to $41.0 million as of June 30, 2019, as compared to $45.1 million during the first quarter of 2019.

Criticized loans increased $11.5 million, or 2.9%, to $414.0 million as of June 30, 2019, from $402.5 million as of March 31, 2019. Criticized assets of $26.8 million attributable to the IIBK and CMYF acquisitions were offset by declines of $15.3 million in the legacy portfolio. Criticized loans increased $31.8 million from $382.2 million as of June 30, 2018, primarily as a result of loans acquired in the INB, IIBK, and CMYF acquisitions.

Net loan charge-offs decreased $2.3 million to $2.0 million during the second quarter of 2019, as compared to $4.3 million during the first quarter of 2019. The net loan charge-offs in the second quarter of 2019 were composed of charge-offs of $5.6 million and recoveries of $3.6 million. The decrease in net charge-offs during the second quarter of 2019 compared to the first quarter of 2019 was largely driven by higher levels of recoveries. Net loan charge-offs during the second quarter of 2018 were $2.3 million.

NON-GAAP FINANCIAL MEASURES

In addition to results presented in accordance with generally accepted accounting principles (“GAAP”) in the United States of America, this release contains the following non-GAAP financial measures that management uses to evaluate our capital adequacy: (i) tangible book value per common share; (ii) tangible common stockholders’ equity to tangible assets; (iii) tangible assets; (iv) tangible common stockholders’ equity; and (v) return on average tangible common stockholders’ equity. Tangible book value per common share is calculated as tangible common stockholders’ equity divided by common shares outstanding. Tangible common stockholders’ equity to tangible assets is calculated as tangible common stockholders’ equity divided by tangible assets. Tangible assets is calculated as total assets less goodwill and other intangible assets (excluding mortgage servicing assets). Tangible common stockholders’ equity to tangible assets is calculated as tangible common stockholders’ equity divided by tangible assets. Return on average tangible common stockholders’ equity is calculated as net income available to common shareholders divided by average tangible common stockholders’ equity. These non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies because other companies may not calculate these non-GAAP measures in the same manner. They also should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP.

The Company adjusts the foregoing capital adequacy measures to exclude intangible assets except mortgage servicing rights, adjusts its non-interest expense to exclude acquisition related expenses, and adjusts its net interest margin ratio to exclude the impact of the recovery of charged-off interest and the impact of interest accretion on acquired loans. Management believes these non-GAAP financial measures, which are intended to complement the capital ratios defined by banking regulators and to present on a consistent basis our and our acquired companies' organic continuing operations without regard to the acquisition costs and adjustments that we consider to be unpredictable and dependent on a significant number of factors that are outside our control, are useful to investors in evaluating the Company’s performance because, as a general matter, they either do not represent an actual cash expense and are inconsistent in amount and frequency depending upon the timing and size of our acquisitions (including the size, complexity and/or volume of past acquisitions, which may drive the magnitude of acquisition related costs, but may not be indicative of the size, complexity and/or volume of future acquisitions or related costs), or they cannot be anticipated or estimated in a particular period (in particular as it relates to unexpected recovery amounts). This impacts the ratios which are important to analysts and also allows investors to compare certain aspects of the Company’s capitalization to other companies.

See the Non-GAAP Financial Measures table included herein and the textual discussion for a reconciliation of the above described non-GAAP financial measures to their most directly comparable GAAP financial measures.

Cautionary Note Regarding Forward-Looking Statements and Factors that Could Affect Future Results

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder, that involve inherent risks and uncertainties. Any statements about our plans, objectives, expectations, strategies, beliefs, or future performance or events constitute forward-looking statements. Such statements are identified by words or phrases such as “believes,” “expects,” “anticipates,” “plans,” “trends,” “objectives,” “continues” or similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “may” or similar expressions. Forward-looking statements involve known and unknown risks, uncertainties, assumptions, estimates and other important factors that could cause actual results to differ materially from any results, performance or events expressed or implied by such forward-looking statements. The following factors, among others, may cause actual results to differ materially from current expectations in the forward-looking statements, including those set forth in this report: political, legal, regulatory, and general economic or business conditions, either nationally or regionally; geopolitical uncertainties throughout the world; weather-related, and other adverse climate or other conditions that may impact our business and our customers’ business; changes in the interest rate environment or interest rate changes made by the Federal Reserve; credit performance of our loan portfolio; adequacy of the allowance for loan losses and access to low-cost funding sources; the unavailability of LIBOR; impairment of goodwill; dependence on the Company’s management team and ability to attract and retain qualified employees; governmental regulation and changes in regulatory, tax and accounting rules and interpretations; stringent capital requirements; future FDIC insurance premium increases; CFPB restrictions on our ability to originate and sell mortgage loans; cyber-security risks, including items such as “denial of service,” “hacking” and “identity theft”; unfavorable resolution to litigation and regulatory proceedings; liquidity risks and technological innovations; inability to grow organically or through acquisitions; impairment of collateral underlying our loans; environmental remediation and other costs associated with repossessed properties; ineffective internal operational controls; competition; meeting market demand with current and new products; reliance on external vendors; soundness of other financial institutions; failure of technology and failure to effectively implement technology-driven products and services; risks associated with introducing and implementing new lines of business, products or services; failure to execute on strategic or operational plans, including the ability to complete mergers and acquisitions or fully achieve expected costs savings or revenue growth associated with mergers and acquisitions; deposit attrition, customer loss and/or revenue loss following completed acquisitions; anti-takeover provisions; changes in dividend policy and the inability of our bank subsidiary to pay dividends; the uninsured nature of any investment in Class A or Class B common stock; decline in market price and volatility of Class A and Class B common stock; voting control of Class B common stock stockholders; controlled company status; dilution as a result of future equity issuances; and subordination of common stock to Company debt.
These factors are not necessarily all of the factors that could cause our actual results, performance or achievements to differ materially from those expressed in or implied by any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above and included in the Company’s periodic reports filed with the SEC under the Securities Exchange Act of 1934, as amended, under the caption “Risk Factors”. Interested parties are urged to read in their entirety such risk factors prior to making any investment decision with respect to the Company. Forward-looking statements speak only as of the date they are made and we do not undertake or assume any obligation to update publicly any of these statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

Second Quarter 2019 Conference Call for Investors

First Interstate BancSystem, Inc. will host a conference call to discuss the second quarter of 2019 results at 11 a.m. Eastern Time (9 a.m. Mountain Time) on Wednesday, July 31, 2019. The conference call will be accessible by telephone and through the Internet. Participants may join the call by dialing 1-877-507-0356 or by logging on to www.FIBK.com. The call will be recorded and made available for replay after 1 p.m. Eastern Time (11 a.m. Mountain Time) on July 31, 2019 through 9 a.m. Eastern Time (7 a.m. Mountain Time) on August 30, 2019, by dialing 1-877-344-7529 (using conference ID 10133009). The call will also be archived on our website, www.FIBK.com, for one year.

About First Interstate BancSystem, Inc.

First Interstate BancSystem, Inc. is a financial and bank holding company incorporated in 1971 and headquartered in Billings, Montana. The Company operates banking offices, including detached drive-up facilities, in communities across Idaho, Montana, Oregon, South Dakota, Washington, and Wyoming. Through First Interstate Bank, the Company delivers a comprehensive range of banking products and services to individuals, businesses, municipalities, and other entities throughout the Company’s market areas.

Contact:	Marcy Mutch	NASDAQ: FIBK
	Chief Financial Officer First Interstate BancSystem, Inc. (406) 255-5312 marcy.mutch@fib.com	www.FIBK.com

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)

	Quarter Ended					% Change
(In millions, except % and per share data)	Jun 30, 2019	Mar 31, 2019	Dec 31, 2018	Sep 30, 2018	Jun 30, 2018	2Q19 vs 1Q19	2Q19 vs 2Q18
Net interest income	$125.3	$116.0	$118.9	$110.0	$103.8	8.0%	20.7%
Net interest income on a fully-taxable equivalent ("FTE") basis	125.8	116.5	119.4	110.5	104.5	8.0	20.4
Provision for loan losses	3.8	3.7	1.6	2.0	2.9	2.7	31.0
Non-interest income:
Payment services revenues	10.5	9.4	9.8	10.1	12.9	11.7	(18.6)
Mortgage banking revenues	8.4	5.4	5.6	6.7	7.2	55.6	16.7
Wealth management revenues	5.8	6.1	5.7	5.8	5.8	(4.9)	NM
Service charges on deposit accounts	5.4	5.0	5.2	5.7	5.3	8.0	1.9
Other service charges, commissions and fees	4.2	4.3	4.0	3.4	3.8	(2.3)	10.5
Total fee-based revenues	34.3	30.2	30.3	31.7	35.0	13.6	(2.0)
Investment securities gains (losses)	—	—	(0.1)	—	—	NM	NM
Other income	5.1	4.3	4.1	4.5	2.6	18.6	96.2
Total non-interest income	39.4	34.5	34.3	36.2	37.6	14.2	4.8
Non-interest expense:
Salaries and wages	40.4	36.1	40.7	36.8	34.3	11.9	17.8
Employee benefits	14.0	14.4	12.4	11.9	12.3	(2.8)	13.8
Occupancy and equipment	10.5	10.5	9.8	10.0	8.9	NM	18.0
Core deposit intangible amortization	3.0	2.3	2.4	2.0	1.7	30.4	76.5
Other expenses	30.5	28.1	27.1	26.7	27.8	8.5	9.7
Other real estate owned (income) expense	0.2	0.1	—	0.2	(0.1)	NM	NM
Acquisition related expenses	13.5	2.3	7.0	3.1	—	487.0	NM
Total non-interest expense	112.1	93.8	99.4	90.7	84.9	19.5	32.0
Income before taxes	48.8	53.0	52.2	53.5	53.6	(7.9)	(9.0)
Income taxes	10.9	11.4	11.8	12.1	11.9	(4.4)	(8.4)
Net income	$37.9	$41.6	$40.4	$41.4	$41.7	(8.9)%	(9.1)%

Weighted-average basic shares outstanding	64,505	60,311	60,235	58,255	56,335	7.0%	14.5%
Weighted-average diluted shares outstanding	64,707	60,598	60,655	58,640	56,699	6.8	14.1
Earnings per share - basic	$0.59	$0.69	$0.67	$0.71	$0.74	(14.5)	(20.3)
Earnings per share - diluted	0.59	0.69	0.67	0.71	0.74	(14.5)	(20.3)

NM - not meaningful

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)

						% Change
(In millions, except % and per share data)	Jun 30, 2019	Mar 31, 2019	Dec 31, 2018	Sep 30, 2018	Jun 30, 2018	2Q19 vs 1Q19	2Q19 vs 2Q18
Assets:
Cash and cash equivalents	$1,128.9	$955.2	$822.0	$965.0	$712.0	18.2%	58.6%
Investment securities	2,708.5	2,689.0	2,677.5	2,576.6	2,618.9	0.7	3.4
Loans held for investment	8,995.2	8,459.2	8,470.4	8,480.3	7,708.4	6.3	16.7
Mortgage loans held for sale	64.1	34.0	33.3	37.7	50.3	88.5	27.4
Total loans	9,059.3	8,493.2	8,503.7	8,518.0	7,758.7	6.7	16.8
Less allowance for loan losses	74.2	72.4	73.0	73.6	74.1	2.5	0.1
Net loans	8,985.1	8,420.8	8,430.7	8,444.4	7,684.6	6.7	16.9
Goodwill and intangible assets (excluding mortgage servicing rights)	719.4	628.9	631.6	633.7	519.2	14.4	38.6
Company owned life insurance	291.7	275.8	275.1	273.7	262.7	5.8	11.0
Premises and equipment	321.1	298.2	245.2	244.2	233.7	7.7	37.4
Other real estate owned	27.6	21.1	14.4	17.3	14.9	30.8	85.2
Mortgage servicing rights	28.6	27.9	27.7	27.0	26.0	2.5	10.0
Other assets	203.7	181.3	176.0	173.9	163.7	12.4	24.4
Total assets	$14,414.6	$13,498.2	$13,300.2	$13,355.8	$12,235.7	6.8%	17.8%

Liabilities and stockholders' equity:
Deposits	$11,489.9	$10,814.7	$10,680.7	$10,845.6	$9,945.5	6.2%	15.5%
Securities sold under repurchase agreements	686.7	672.6	712.4	635.9	641.8	2.1	7.0
Long-term debt	15.8	15.8	15.8	22.4	15.7	NM	0.6
Subordinated debentures held by subsidiary trusts	86.9	86.9	86.9	86.9	82.5	NM	5.3
Other liabilities	186.7	171.3	110.5	110.6	91.9	9.0	103.2
Total liabilities	12,466.0	11,761.3	11,606.3	11,701.4	10,777.4	6.0	15.7
Stockholders' equity:
Common stock	1,045.6	866.6	866.7	865.5	690.7	20.7	51.4
Retained earnings	892.5	874.7	851.8	828.3	802.6	2.0	11.2
Accumulated other comprehensive income (loss)	10.5	(4.4)	(24.6)	(39.4)	(35.0)	(338.6)	(130.0)
Total stockholders' equity	1,948.6	1,736.9	1,693.9	1,654.4	1,458.3	12.2	33.6
Total liabilities and stockholders' equity	$14,414.6	$13,498.2	$13,300.2	$13,355.8	$12,235.7	6.8%	17.8%

Common shares outstanding at period end	65,229	60,836	60,623	60,610	56,761	7.2%	14.9%
Book value at period end	$29.87	$28.55	$27.94	$27.30	$25.69	4.6	16.3
Tangible book value at period end**	18.84	18.21	17.52	16.84	16.54	3.5	13.9

NM - not meaningful
**Non-GAAP financial measure - see Non-GAAP Financial Measures included herein for a reconciliation of book value at period end (GAAP) to tangible book value at period end (non-GAAP).

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Loans and Deposits
(Unaudited)

						% Change
(In millions, except %)	Jun 30, 2019	Mar 31, 2019	Dec 31, 2018	Sep 30, 2018	Jun 30, 2018	2Q19 vs 1Q19	2Q19 vs 2Q18

Loans:
Real Estate:
Commercial real estate	$3,465.8	$3,255.8	$3,235.4	$3,213.1	$2,853.3	6.5%	21.5%
Construction:
Land acquisition and development	307.4	292.7	321.6	314.5	355.6	5.0	(13.6)
Residential	261.0	233.1	242.8	250.6	227.8	12.0	14.6
Commercial	353.4	312.1	274.3	219.6	134.3	13.2	163.1
Total construction	921.8	837.9	838.7	784.7	717.7	10.0	28.4
Residential real estate	1,559.1	1,529.5	1,542.0	1,581.2	1,486.2	1.9	4.9
Agricultural real estate	225.5	210.4	217.4	217.8	175.7	7.2	28.3
Total real estate	6,172.2	5,833.6	5,833.5	5,796.8	5,232.9	5.8	17.9
Consumer
Indirect	793.1	775.7	787.8	800.8	795.4	2.2	(0.3)
Direct	201.7	194.1	200.6	198.1	182.5	3.9	10.5
Credit card	81.2	77.2	81.8	79.4	77.3	5.2	5.0
Total consumer	1,076.0	1,047.0	1,070.2	1,078.3	1,055.2	2.8	2.0
Commercial	1,466.7	1,342.1	1,310.3	1,337.2	1,266.0	9.3	15.9
Agricultural	277.6	234.7	254.8	264.8	151.2	18.3	83.6
Other	2.7	1.8	1.6	3.2	3.1	50.0	(12.9)
Loans held for investment	8,995.2	8,459.2	8,470.4	8,480.3	7,708.4	6.3	16.7
Loans held for sale	64.1	34.0	33.3	37.7	50.3	88.5	27.4
Total loans	$9,059.3	$8,493.2	$8,503.7	$8,518.0	$7,758.7	6.7%	16.8%

Deposits:
Non-interest bearing	$3,372.9	$3,158.7	$3,158.3	$3,261.2	$2,884.2	6.8%	16.9%
Interest bearing:
Demand	3,066.6	2,979.6	2,957.5	3,013.3	2,859.2	2.9	7.3
Savings	3,491.9	3,270.0	3,247.9	3,285.8	3,062.0	6.8	14.0
Time, $0.1 and over	717.4	629.6	547.6	496.3	425.1	13.9	68.8
Time, other	841.1	776.8	769.4	789.0	715.0	8.3	17.6
Total interest bearing	8,117.0	7,656.0	7,522.4	7,584.4	7,061.3	6.0	15.0
Total deposits	$11,489.9	$10,814.7	$10,680.7	$10,845.6	$9,945.5	6.2%	15.5%

Total core deposits(1)	$10,763.7	$10,173.3	$10,109.0	$10,323.8	$9,520.4	5.8%	13.1%

(1) Core deposits are defined as total deposits less time deposits, $0.1 and over and brokered deposits

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Credit Quality
(Unaudited)

						% Change
(In millions, except %)	Jun 30, 2019	Mar 31, 2019	Dec 31, 2018	Sep 30, 2018	Jun 30, 2018	2Q19 vs 1Q19	2Q19 vs 2Q18

Allowance for Loan Losses:
Allowance for loan losses	$74.2	$72.4	$73.0	$73.6	$74.1	2.5%	0.1%
As a percentage of period-end loans	0.82%	0.85%	0.86%	0.86%	0.96%

Net charge-offs during quarter	$2.0	$4.3	$2.2	$2.5	$2.3	(53.5)%	(13.0)%
Annualized as a percentage of average loans	0.09%	0.21%	0.10%	0.12%	0.12%

Non-Performing Assets:
Non-accrual loans	$41.0	$45.1	$54.3	$61.2	$69.3	(9.1)%	(40.8)%
Accruing loans past due 90 days or more	5.2	7.1	3.8	5.2	6.1	(26.8)	(14.8)
Total non-performing loans	46.2	52.2	58.1	66.4	75.4	(11.5)	(38.7)
Other real estate owned	27.6	21.1	14.4	17.3	14.9	30.8	85.2
Total non-performing assets	$73.8	$73.3	$72.5	$83.7	$90.3	0.7%	(18.3)%

Non-performing assets as a percentage of:
Total loans and OREO	0.81%	0.86%	0.85%	0.98%	1.16%
Total assets	0.51	0.54	0.55	0.63	0.74

Accruing Loans 30-89 Days Past Due	$38.8	$56.5	$51.0	$53.1	$40.0	(31.3)%	(2.9)%
Accruing TDRs	5.7	5.8	5.6	5.9	7.2	(1.7)	(20.8)

Criticized Loans:
Special Mention	$182.5	$186.2	$178.8	$198.9	$165.2	(2.0)%	10.5%
Substandard	217.0	194.6	201.6	201.1	187.9	11.5	15.5
Doubtful	14.5	21.7	20.9	24.9	29.1	(33.2)	(50.2)
Total	$414.0	$402.5	$401.3	$424.9	$382.2	2.9%	8.3%

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Selected Ratios - Annualized
(Unaudited)

	Jun 30, 2019		Mar 31, 2019	Dec 31, 2018	Sep 30, 2018	Jun 30, 2018
Annualized Financial Ratios (GAAP)
Return on average assets	1.07%		1.27%	1.20%	1.29%	1.38%
Return on average common equity	7.97		9.86	9.72	10.45	11.61
Yield on average earning assets	4.62		4.55	4.42	4.27	4.21
Cost of average interest bearing liabilities	0.77		0.71	0.60	0.55	0.47
Interest rate spread	3.85		3.84	3.82	3.72	3.74
Net interest margin ratio	4.08		4.04	3.99	3.88	3.87
Efficiency ratio	66.24		60.80	63.32	60.67	58.84
Loan to deposit ratio	78.85		78.53	79.62	78.54	78.01

Annualized Financial Ratios - Operating** (Non-GAAP)
Tangible book value per common share	$18.84		$18.21	$17.52	$16.84	$16.54
Tangible common stockholders' equity to tangible assets	8.98%		8.61%	8.39%	8.02%	8.02%
Return on average tangible common equity	12.73		15.61	15.76	16.73	18.16

Consolidated Capital Ratios:
Total risk-based capital to total risk-weighted assets	13.44%	*	13.23%	12.99%	12.76%	12.97%
Tier 1 risk-based capital to total risk-weighted assets	12.73	*	12.50	12.26	12.01	12.15
Tier 1 common capital to total risk-weighted assets	11.94	*	11.65	11.40	11.15	11.25
Leverage Ratio	9.94	*	9.76	9.47	9.73	9.28

*Preliminary estimate - may be subject to change.
**Non-GAAP financial measures - see Non-GAAP Financial Measures included herein for a reconciliation of return on average common equity (GAAP) to return on average tangible common equity, and tangible common stockholders’ equity to tangible assets (non-GAAP).

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Average Balance Sheets
(Unaudited)

	Three Months Ended
	June 30, 2019			March 31, 2019			June 30, 2018
(In millions, except %)	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Interest earning assets:
Loans (1) (2)	$8,948.3	$121.2	5.43%	$8,467.9	$111.7	5.35%	$7,688.0	$96.9	5.06%
Investment securities (2)	2,703.4	16.4	2.43	2,630.2	15.8	2.44	2,691.2	14.7	2.19
Interest bearing deposits in banks	728.7	5.0	2.75	598.6	3.6	2.44	446.2	2.0	1.80
Federal funds sold	0.8	—	—	0.6	—	—	1.0	—	—
Total interest earnings assets	12,381.2	142.6	4.62%	11,697.3	131.1	4.55%	10,826.4	113.6	4.21%
Non-earning assets	1,838.4			1,542.9			1,324.2
Total assets	$14,219.6			$13,240.2			$12,150.6
Interest bearing liabilities:
Demand deposits	$3,033.5	$2.7	0.36%	$2,922.7	$2.4	0.33%	$2,811.7	$1.8	0.26%
Savings deposits	3,443.9	5.6	0.65	3,262.3	5.1	0.63	3,089.0	2.7	0.35
Time deposits	1,507.0	5.8	1.54	1,356.5	4.6	1.38	1,135.1	2.6	0.92
Repurchase agreements	695.8	1.1	0.63	675.5	1.0	0.60	655.4	0.7	0.43
Other borrowed funds	—	—	—	—	—	—	1.5	—	—
Long-term debt	15.8	0.4	10.15	15.6	0.3	7.80	14.2	0.3	8.47
Subordinated debentures held by subsidiary trusts	86.9	1.2	5.54	86.9	1.2	5.60	82.5	1.0	4.86
Total interest bearing liabilities	8,782.9	16.8	0.77%	8,319.5	14.6	0.71%	7,789.4	9.1	0.47%
Non-interest bearing deposits	3,317.8			3,048.9			2,825.6
Other non-interest bearing liabilities	211.1			160.6			94.6
Stockholders’ equity	1,907.8			1,711.2			1,441.0
Total liabilities and stockholders’ equity	$14,219.6			$13,240.2			$12,150.6
Net FTE interest income		$125.8			$116.5			$104.5
Less FTE adjustments (2)		(0.5)			(0.5)			(0.7)
Net interest income from consolidated statements of income		$125.3			$116.0			$103.8
Interest rate spread			3.85%			3.84%			3.74%
Net FTE interest margin (3)			4.08%			4.04%			3.87%
Cost of funds, including non-interest bearing demand deposits (4)			0.56%			0.52%			0.34%

(1) Average loan balances include non-accrual loans. Interest income on loans includes amortization of deferred loan fees net of deferred loan costs, which is not material.
(2) Interest income and average rates for tax exempt loans and securities are presented on an FTE basis.
(3)   Net FTE interest margin during the period equals the difference between annualized interest income on interest earning assets and the annualized interest expense on interest bearing liabilities, divided by average interest earning assets for the period.

(4) Calculated by dividing total annualized interest on interest bearing liabilities by the sum of total interest bearing liabilities plus non-interest bearing deposits.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
(Unaudited)

		As Of or For the Quarter Ended
(In millions, except % and per share data)		Jun 30, 2019	Mar 31, 2019	Dec 31, 2018	Sep 30, 2018	Jun 30, 2018
Total common stockholders' equity (GAAP)	(A)	$1,948.6	$1,736.9	$1,693.9	$1,654.4	$1,458.3
Less goodwill and other intangible assets (excluding mortgage servicing rights)		719.4	628.9	631.6	633.7	519.2
Tangible common stockholders' equity (Non-GAAP)	(B)	$1,229.2	$1,108.0	$1,062.3	$1,020.7	$939.1

Total assets (GAAP)		$14,414.6	$13,498.2	$13,300.2	$13,355.8	$12,235.7
Less goodwill and other intangible assets (excluding mortgage servicing rights)		719.4	628.9	631.6	633.7	519.2
Tangible assets (Non-GAAP)	(C)	$13,695.2	$12,869.3	$12,668.6	$12,722.1	$11,716.5

Average Balances:
Total common stockholders' equity (GAAP)	(D)	$1,907.8	$1,711.2	$1,649.4	$1,571.9	$1,441.0
Less goodwill and other intangible assets (excluding mortgage servicing rights)		713.7	630.3	632.5	590.2	519.7
Average tangible common stockholders' equity (Non-GAAP)	(E)	$1,194.1	$1,080.9	$1,016.9	$981.7	$921.3

Total quarterly average assets	(F)	$14,219.6	$13,240.2	$13,393.2	$12,740.6	$12,150.6
Annualized net income available to common shareholders	(G)	152.0	168.7	160.3	164.3	167.3
Common shares outstanding	(H)	65,229	60,836	60,623	60,610	56,761

Return on average assets (GAAP)	(G)/(F)	1.07%	1.27%	1.20%	1.29%	1.38%
Return on average common stockholders' equity (GAAP)	(G)/(D)	7.97	9.86	9.72	10.45	11.61
Average common stockholders' equity to average assets (GAAP)	(D)/(F)	13.42	12.92	12.32	12.34	11.86
Book value per common share (GAAP)	(A)/(H)	$29.87	$28.55	$27.94	$27.30	$25.69
Tangible book value per common share (Non-GAAP)	(B)/(H)	18.84	18.21	17.52	16.84	16.54
Tangible common stockholders' equity to tangible assets (Non-GAAP)	(B)/(C)	8.98%	8.61%	8.39%	8.02%	8.02%
Return on average tangible common stockholders' equity (Non-GAAP)	(G)/(E)	12.73	15.61	15.76	16.73	18.16

First Interstate BancSystem, Inc.
P.O. Box 30918     Billings, Montana 59116     (406) 255-5390
www.FIBK.com